EXHIBIT 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AMERICAN CAPITAL, LTD.
Dated June 30, 2008
As amended April 27, 2012

ARTICLE I
NAME

The name of the corporation is American Capital, Ltd. (the “Corporation”).

ARTICLE II
ADDRESS OF REGISTERED OFFICE;
NAME OF REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, and the name of its registered agent is Corporation Trust Company.
ARTICLE III
PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation now or hereafter may be organized under the General Corporation Law. It shall have all powers that now or hereafter may be lawful for a corporation to exercise under the General Corporation Law.
ARTICLE IV
CAPITAL STOCK
Section 4.1. Total Number of Shares of Capital Stock. The total number of shares of capital stock of all classes that the Corporation shall have authority to issue is 1,005,000,000 shares. The authorized stock is divided into 5,000,000 shares of preferred stock, with the par value of $0.01 each (the “Preferred Stock”), and 1,000,000,000 shares of voting common stock, with the par value of $0.01 each (the “Common Stock”).

Section 4.2. Preferred Stock. Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this Article IV and to the limitations prescribed by the General Corporation Law, to authorize the issue of one or more classes of Preferred Stock and, with respect to each such class, to fix by resolution or resolutions providing for the issue of such class the voting powers, full or limited, if any, of the shares of such class, the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each class thereof shall include, but not be limited to, the determination or fixing of the following:

(i) the designation of such class;

(ii) the number of shares to compose such class, which number the Board of Directors may thereafter (except where otherwise provided in a resolution designating a particular class) increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares thereof then outstanding);

(iii) the dividend rate of such class, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of capital stock of the Corporation and whether such dividends shall be cumulative or noncumulative;

(iv) whether the shares of such class shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(v) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class;

(vi) whether the shares of such class shall be convertible into or exchangeable for shares of any other class or classes of any capital stock or any other securities of the Corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(vii) the extent, if any, to which the holders of shares of such class shall be entitled to vote with respect to the election of directors or otherwise;

(viii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

(ix) the rights of the holders of the shares of such class upon the dissolution of, voluntary or involuntary liquidation, winding up or upon the distribution of assets of the Corporation; and

(x) the manner in which any facts ascertainable outside the resolution or resolutions providing for the issue of such class shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class.

Section 4.3. Common Stock. (a) Subject to all of the rights of the holders of Preferred Stock provided for by resolution or resolutions of the Board of Directors pursuant to this Article IV or by the General Corporation Law, each holder of Common Stock shall have one vote per share of Common Stock held by such holder on all matters on which holders of Common Stock are entitled to vote and shall have the right to receive notice of and to vote at all meetings of the stockholders of the Corporation.

(b) The holders of Common Stock shall have the right to receive dividends as and when declared by the Board of Directors in its sole discretion, subject to any limitations on the declaring of dividends imposed by the General Corporation Law or the rights of holders of Preferred Stock provided for by resolution or resolutions of the Board of Directors pursuant to this Article IV.

(c) Stockholders shall not have preemptive rights to acquire additional shares of stock of any class which the Corporation may elect to issue or sell.

Section 4.4. Issuance of Rights to Purchase Securities and Other Property. Subject to all of the rights of the holders of Preferred Stock provided for by resolution or resolutions of the Board of Directors pursuant to this Article IV or by the General Corporation Law, the Board of Directors is hereby authorized to create and to authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Corporation of rights, options and warrants for the purchase of shares of capital stock of the Corporation, other securities of the Corporation or shares or other securities of any successor in interest of the Corporation (a “Successor”), at such times, in such amounts, to such persons, for such consideration (if any), with such form and content (including without limitation the consideration for which any shares of capital stock of the Corporation, other securities of the Corporation or shares or other securities of any Successor are to be issued) and upon such terms and conditions as it may from time to time determine, subject only to the restrictions, limitations, conditions and requirements imposed by the General Corporation Law, other applicable laws and this Certificate.

Section 4.5. Transfer Restrictions.

Section 4.5.1. Certain Definitions.

As used in Section 4.5 of this Article IV:

“Acquire” or “Acquisition” and similar terms mean the direct or indirect acquisition of record, legal, beneficial or any other ownership of Corporation Securities by any means, including (a) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares or (b) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Corporation Securities if, as a result of such direct or indirect acquisition, the acquirer would be considered an owner of Corporation Securities under the direct, indirect or constructive ownership rules of Section 382 of the Code.

“Agent” shall have the meaning set forth in Section 4.5.3(b) of this Article IV.

“Business Day” means any day, other than a Saturday, Sunday or day on which banks located in New York City, New York or Philadelphia, Pennsylvania, are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Controlled Person” shall have the meaning set forth in Section 4.5.3(f) of this Article IV.

“Corporation Securities” means (a) shares of Common Stock, (b) shares of Preferred Stock of any class or series of Preferred Stock, (c) warrants, rights or options (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v) (or any successor provision)) to purchase other Corporation Securities of the Corporation, and (d) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18) (or any successor provision).

“Effective Date” means the date of filing of the Amendment to the Third Amended and Restated Certificate of Incorporation first containing this provision.

“Entity” means an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1) (or any successor provision).

“Excess Securities” shall have the meaning set forth in Section 4.5.3(a) of this Article IV.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Person” means (a) any Existing Holder, unless and until such time as such Existing Holder shall (i) have a Percentage Stock Ownership that is more than the Existing Holder Initial Ownership of such Existing Holder, or (ii) no longer be a “5-percent shareholder” of the Corporation Securities within the meaning of Treasury Regulation Section 1.382-2T(g)(1) (or any successor provision); or (b) any Person that has acquired at least a majority of the Corporation's common stock in connection with an offer to acquire 100% of the Corporation's stock then outstanding. Notwithstanding the foregoing, no Exempt Person shall cease to be an Exempt Person solely as the result of an Acquisition of Corporation Securities by the Corporation which, by reducing the number of Corporation Securities outstanding, increases the Percentage Stock Ownership of such Person.

“Existing Holder” means any Person who, immediately before the Effective Date, is a “5-percent shareholder” of the Corporation within the meaning of Treasury Regulation Section 1.382-2T(g)(1) (or any successor provision).

“Existing Holder Initial Ownership” means, with respect to any Existing Holder, the aggregate Percentage Stock Ownership of such Existing Holder immediately before the Effective Date (as reflected in the most recent Schedule 13D, Schedule 13F or Schedule 13G filed by such Existing Holder before the Effective Date).

“Five Percent Shareholder” means a Person that is a “5-percent shareholder” of the Corporation Securities within the meaning of Treasury Regulation Section 1.382-2T(g)(1) (or any successor provision), but excluding (a) any “direct public group” with respect to the Corporation, as that term is defined in Treasury Regulation Section 1.382-2T(j)(2)(ii) (or any successor provision) or (b) any Exempt Person.

“Percentage Stock Ownership” and similar terms means the direct and indirect percentage stock ownership of any Person for purposes of Section 382 of the Code as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h), (j) and (k) (or any successor provisions) including any ownership by application of constructive ownership rules.

“Person” means an individual, Corporation, estate, trust, association, limited liability Corporation, partnership, joint venture or similar organization, and also includes a group of Persons that is an “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1) (or any successor provision).

“Prohibited Distributions” shall have the meaning set forth in Section 4.5.3(b) of this Article IV.

“Prohibited Transfer” shall have the meaning set forth in Section 4.5.2(a) of this Article IV.

“Purported Transferee” shall have the meaning set forth in Section 4.5.3(a) of this Article IV.

“Request” shall have the meaning set forth in Section 4.5.2(b) of this Article IV.

“Restriction Release Date” means such date, after the Effective Date, that (i) the repeal of Section 382 or any successor statute occurs if the Board determines that Section 4.5 of this Article IV is no longer necessary for the preservation of Tax Benefits or is otherwise no longer in the best interests of the Corporation or its shareholders, (ii) is the beginning of a taxable year of the Corporation to which the Board determines that no Tax Benefits may be carried forward, (iii) is such date as the Board determines that a limitation on the use of the Tax Benefits under Section 382 would no longer be material to the Corporation, or (iv) April 27, 2015.

     “Restricted Holder” means a Person that (a) is a Five Percent Shareholder and Acquires or proposes to Acquire additional Corporation Securities, or (b) is proposing to Acquire Corporation Securities, and after such proposed Acquisition of Corporation Securities, would be a Five Percent Shareholder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security” or “Securities” shall have the meaning set forth in Section 4.5.3(d) of this Article IV.

“Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18) (or any successor provision).

“Tax Benefits” means all net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, if any, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Code and the Treasury Regulations promulgated thereunder, of the Corporation or any of its subsidiaries.

“Transfer” means any direct or indirect Acquisition, sale, transfer, assignment, issuance, grant, conveyance, pledge or other disposition or other action in any manner whatsoever, whether voluntary or involuntary, by operation of law or otherwise, by any Person that alters the Percentage Stock Ownership of any Person, or any attempt to do any of the foregoing. A Transfer shall also include the creation or grant of an option (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v) (or any successor provision)). A Transfer shall include a repurchase of Corporation Securities by the Corporation but shall not include an issuance or grant of Corporation Securities by the Corporation to any “direct public group” with respect to the Corporation, as that term is defined in Treasury Regulation Section 1.382-2T(j)(2)(ii) (or any successor provision).

“Treasury Regulation” means a Treasury Regulation promulgated under the Code.

Section 4.5.2. Transfer Restrictions. (a) In order to preserve the Tax Benefits, from and after the Effective Date and before the Restriction Release Date, no Transfer shall be permitted, and any such purported Transfer shall be null and void ab initio, to the extent that such purported Transfer of Corporation Securities causes, after giving effect to such purported Transfer (or any series of Transfers of which such Transfer is a part), (i) any Person to become a Five Percent Shareholder or (ii) the Percentage Stock Ownership interest in the Corporation of any Five Percent Shareholder to increase (a “Prohibited Transfer”). The prior sentence is not intended to prevent the Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange or any national securities quotation system, provided, that if the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer.

(b) The restrictions contained in this Article IV are for the purposes of reducing the risk that any “ownership change” (as defined in the Code) of the Corporation may limit the Corporation's ability to utilize its Tax Benefits. In connection therewith, and to provide for effective policing of these provisions, a Restricted Holder who proposes to Acquire Corporation Securities shall, before the date of such proposed Acquisition, request in writing (a “Request”) that the Board of Directors of the Corporation review such proposed Acquisition and authorize or not authorize such proposed Acquisition in accordance with this Section 4.5.2(b) of Article IV. A Request shall be made in accordance with this Section 4.5.2(b) of Article IV and shall be delivered by fax and by registered mail, return receipt requested, to the Secretary of the Corporation at the principal executive offices of the Corporation. Such Request shall be deemed to have been received by the Corporation only when actually received by the Corporation. To be made in accordance with this Section 4.5.2(b) of Article IV, a Request shall include (i) the name, address and telephone number of the Restricted Holder, (ii) a description of the Restricted Holder's existing direct and indirect ownership of Corporation Securities, together with such ownership of all affiliates and associates of the Restricted Holder, (iii) a description of the Corporation Securities that the Restricted Holder proposes to Acquire, (iv) the date on which such proposed Acquisition is expected to take place, (v) the name, address and telephone number of the proposed transferor of the Corporation Securities that the Restricted Holder proposes to Acquire (or, if such Acquisition is proposed to be made in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), (vi) a reasonably detailed description of the Acquisition, and (vii) a request that the Board of Directors authorize, if appropriate, such Acquisition pursuant to this Section 4.5.2(b) of Article IV. The Board of Directors may authorize an Acquisition by a Restricted Holder, if it determines in its sole discretion, that, such Acquisition will not be likely to directly or indirectly limit the availability to the Corporation of the Tax Benefits or is otherwise in the best interests of the Corporation and, in such case, the restrictions set forth in Section 4.5.2(a) of this Article IV shall not apply to such Acquisition. If the Board of Directors authorizes an Acquisition by a Restricted Holder, it may, in its sole discretion, deem such Restricted Holder to be an Existing Holder (and to determine the deemed Existing Holder Initial Ownership) under this Article IV. Any determination by the Board of Directors not to authorize a proposed Acquisition by a Restricted Holder shall cause such proposed Acquisition to be deemed a Prohibited Transfer. Any determination to authorize a proposed Acquisition by a Restricted Holder granted hereunder may be granted in whole or in part, and may be subject to any limitations or conditions (including restrictions on the ability of the Restricted Holder to subsequently transfer Corporation Securities acquired through such authorized Acquisition), in each case as and to the extent the Board shall determine in its sole discretion. In addition, the Board of Directors may, in its sole discretion, require representations from the Restricted Holder or an opinion of counsel to be rendered by counsel selected by the Board of Directors, that the Transfer will not result in the application of any Section 382 limitation on the use of the Tax Benefits or other matters that the Board of Directors may determine. Any Restricted Holder who makes a Request to the Board of Directors shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Acquisition of Corporation Securities, including the Corporation's costs and expenses incurred in determining whether to authorize the proposed Acquisition, which costs may include any expenses of counsel and/or tax advisors engaged by the Board of Directors to advise the Board of Directors or deliver an opinion thereto. Any failure by the Board of Directors to respond to a Request by the date set forth in the Request for the proposed Acquisition shall constitute a decision not to authorize the purported Acquisition.

Section 4.5.3. Treatment of Excess Securities. (a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities that are the subject of the Prohibited Transfer (the “Excess Securities”). The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of a stockholder of the Corporation, including the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities.

(b) If the Board of Directors determines that a Prohibited Transfer has been recorded by an agent or employee of the Corporation notwithstanding the prohibition in Section 4.5.3(a) of this Article IV, such recording and the Prohibited Transfer shall be null and void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). In the event of an attempted Prohibited Transfer involving the purchase or Acquisition of Corporation Securities in violation of this Article IV by a Restricted Holder, the Agent shall thereupon sell to a buyer or buyers, which may include the Corporation or the purported transferor, the Excess Securities transferred to it in one or more arm's-length transactions (including over a national securities exchange or national securities quotation system on which the Corporation Securities may be traded), other than in a Prohibited Transaction; provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if the Agent determines such sale or sales could disrupt the market for the Corporation Securities, could adversely affect the value of the Corporation Securities or may be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, unless the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 4.5.3(c) of this Article IV if the Agent, rather than the Purported Transferee, had resold the Excess Securities.

(c) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows: (i) first, to reimburse itself to the extent necessary to cover its costs and expenses incurred in accordance with its duties hereunder; (ii) second, to reimburse the Purported Transferee for the amounts paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer), and (iii) third, the remainder, if any, to the original transferor, or, if the original transferor cannot be readily identified, to an entity designated by the Corporation's Board of Directors that is described in Section 501(c) of the Code, contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. The recourse of any Purported Transferee with respect to any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of this Section 4.5.3(c) of this Article IV. Except as may be required by law, in no event shall the proceeds of any sale of Excess Securities pursuant to this Article IV inure to the benefit of the Corporation or the Agent, except to the extent used to cover expenses incurred by the Agent in performing its duties hereunder.

         (d) In the event of any Transfer to the Corporation, or any Transfer that does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”), that would in either case cause (i) any Person to become a Five Percent Shareholder or (ii) the Percentage Stock Ownership interest of any Five Percent Shareholder to increase, the application of Section 4.5.3(b) and Section 4.5.3(c) shall be modified as described in this Section 4.5.3

(d). In such case, no such Five Percent Shareholder shall be required to dispose of any interest that is not a Security, but such Five Percent Shareholder and/or any Person whose ownership of Securities is attributed to such Five Percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Five Percent Shareholder, after such disposition, not to be in violation of this Article IV. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section 4.5.3(b) and Section 4.5.3(c), except that the maximum aggregate amount payable either to such Five Percent Shareholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Five Percent Shareholder or such other Person. The purpose of this Section 4.5.3(d) is to extend the restrictions in Section 4.5.2(a) and Section 4.5.3(a) to situations in which there is a Five Percent Shareholder without a direct Transfer of Securities, and this Section 4.5.3(d), along with the other provisions of this Article IV, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(e) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section 4.5.3(b) of this Article IV or any written demand with respect to a deemed disposition pursuant to Section 4.5.3(d) of this Article IV, then the Corporation may take any actions it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel such surrender.

(f) If any Person shall knowingly violate, or knowingly cause any other Person under control of such Person (a “Controlled Person”) to violate this Article IV (including failure to surrender the Excess Securities or the proceeds of a sale thereof as demanded by the Corporation pursuant to Section 4.5.3(e) of this Article IV), then that Person and any Controlled Person shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all losses and damages suffered as a result of such violation, including damages resulting from a reduction in, or elimination of, the Corporation's ability to utilize its Tax Benefits and any attorneys' and auditors' fees incurred in connection with such violation.

Section 4.5.4. Legends; Compliance. (a) All certificates reflecting Corporation Securities on or after the Effective Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:

THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE FOUR OF THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AMERICAN CAPITAL, LTD., AS AMENDED, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER THE EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION'S AGENT.

(b) The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article IV for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system. As a condition to the registration of the Transfer of any Corporation Securities, any Person who is a beneficial, legal or record holder of Corporation Securities, and any proposed transferee of such Corporation Securities and any Person controlling, controlled by or under common control with the proposed transferee of such Corporation Securities, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article IV or the status of the Tax Benefits of the Corporation.

(c) Nothing contained in this Article IV shall limit the authority of the Board of Directors of the Corporation to take such other action to the extent permitted by law as it deems necessary or advisable to preserve the Corporation's Tax Benefits. The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article IV, including determining (i) the identification of Five Percent Shareholders, Exempt Persons and Restricted Holders, (ii) whether a Transfer or proposed Transfer is a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five Percent Shareholders, Exempt Persons and Restricted Holders, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee, (vi) whether compliance with any restriction or limitation on stock ownership and Transfers are no longer required for preservation of Tax Benefits, (vii) the interpretation of the provisions of this Article IV and the applicability to stockholders of the Corporation of the restrictions on Transfer set forth herein, including the establishment of presumptions and procedures related thereto, and the correction or clarification of any errors or ambiguities therein, and (viii) any other matters which the Board of Directors deems relevant. Without limiting the generality of the foregoing, for the purposes of determining the existence and identity of, and the amount of Corporation Securities owned by, any Person, the Corporation and the Board of Directors are entitled to rely on (a) the existence and absence of filings of Schedule 13D, Schedule 13F, or Schedule 13G under the Exchange Act (or any similar schedules) as of any date, and (b) its actual knowledge of the ownership of the Corporation Securities. In the case of an ambiguity in the application of any of the provisions of this Article IV, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event that this Article IV requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the express provisions of this Article IV. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation, the Agent, and all other parties to a Transfer. The Board of Directors may delegate all or any portion of its duties and powers under this Article IV to a committee of the Board of Directors as it deems advisable or necessary.

(d) Nothing contained in this Article IV shall be construed to give any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article IV. This Article IV shall be for the sole and exclusive benefit of the Corporation and the Agent.

(e) With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent provided under this Article IV, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification, or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

(f) If any provision of this Article IV or the application of any such provision to any Person or under any circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article IV.

(g) The Board shall at least annually consider whether to make the determination provided by clause (iii) of the definition of Restriction Release Date in Section 4.5.1 of this Article IV in light of all relevant factors, including the amount and anticipated utilization of the Corporation's Tax Benefits and the Corporation's market capitalization.
ARTICLE V
BOARD OF DIRECTORS

Section 5.1. Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the General Corporation Law, the Board of Directors is expressly authorized to:

(a) adopt, amend, alter, change or repeal the Bylaws of the Corporation (the "Bylaws"); provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the directors that was valid at the time such action was taken;

(b) determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking, Board action; and

(c) exercise all such powers and do all such acts as may be exercised or done by the Corporation, subject to the provisions of the General Corporation Law, this Certificate, and the Bylaws.

Section 5.2. Number of Directors. The number of directors constituting the Board of Directors shall be as specified in the Bylaws of the Corporation.

Section 5.3. Classes, Election and Term. The directors shall be elected by the stockholders at each annual meeting for a one-year term. The term of each director will end at the next annual meeting of stockholders. Each director shall hold office for a one-year term and until such director's successor shall have been duly elected and qualified.

Section 5.4. Vacancies. Any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Board of Directors, acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next annual election of directors and until their successors are elected and qualified.

Section 5.5. Removal of Directors. Except as may be provided in a resolution or resolutions providing for any class of Preferred Stock pursuant to Article IV hereof, with respect to any directors elected by the holders of such class, any director, or the entire Board of Directors, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE VI
STOCKHOLDER ACTIONS

Except as may be provided in a resolution or resolutions providing for any class of Preferred Stock pursuant to Article IV hereof, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Elections of directors need not be by written ballot, unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII
INDEMNIFICATION

Section 7.1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact:

(a)that he or she is or was a director, officer or employee of the Corporation, or

(b)that he or she, being at the time a director, officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, "another enterprise" or "other enterprise"), whether either in case (a) or in case (b) the basis of such proceeding is alleged action or inaction (x) in an official capacity as a director, officer or employee of the Corporation, or as a director, trustee, officer, employee or agent of such other enterprise, or (y) in any other capacity related to the Corporation or such other enterprise while so serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent not prohibited by Section 145 of the General Corporation Law (or any successor provision or provisions, respectively) as the same exists or may hereafter be amended, respectively (but, in the case of any amendment to Section 145 of the General Corporation Law, with respect to actions taken prior to such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith if such person satisfied the applicable level of care to permit such indemnification under the General Corporation Law, provided however, that nothing in this Article VII shall indemnify any person to the extent that such person has committed willful misfeasance, bad faith, gross negligence or reckless disregard involved in the conduct of such person's duties to or for the Corporation. . The persons indemnified by this Article VII are hereinafter referred to as "indemnitees." Such indemnification as to such alleged action or inaction shall continue as to an indemnitee who has after such alleged action or inaction ceased to be a director, officer or employee of the Corporation, or director, officer, employee or agent of another enterprise; and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The right to indemnification conferred in this Article VII: (i) shall be a contract right; (ii) shall not be affected adversely as to any indemnitee by any amendment of this Certificate with respect to any action or inaction occurring prior to such amendment; and (iii) shall, subject to any requirements imposed by law and the Bylaws, include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.

Section 7.2. Relationship to Other Rights and Provisions Concerning Indemnification. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnitees of indemnification, provided that such provisions are not inconsistent with the provisions of this Article VII.

Section 7.3. Agents and Employees. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Corporation (or any person serving at the Corporation's request as a director, trustee, officer, employee or agent of another enterprise) or to persons who are or were a director, officer, employee or agent of any of the Corporation's affiliates, predecessor or subsidiary corporations or of a constituent corporation absorbed by the Corporation in a consolidation or merger or who is or was serving at the request of such affiliate, predecessor or subsidiary corporation or of such constituent corporation as a director, officer, employee or agent of another enterprise, in each case as determined by the Board of Directors to the fullest extent of the provisions of this Article VII in cases of the indemnification and advancement of expenses of directors and officers of the Corporation, or to any lesser extent (or greater extent, if permitted by law) determined by the Board of Directors.
ARTICLE VIII
LIMITATION ON LIABILITY OF DIRECTORS

A director of the Corporation shall, to the maximum extent now or hereafter permitted by Section 102(b)(7) of the General Corporation Law (or any successor provision or provisions), have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such director has committed willful misfeasance, bad faith, gross negligence or reckless disregard of such director's duties involved in the conduct of its position as director.

ARTICLE IX
COMPROMISE

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the General Corporation Law, trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three‑fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
ARTICLE X
AMENDMENT OF BYLAWS

The Board of Directors shall have power to adopt, amend, alter, change and repeal any Bylaws by a vote of the majority of the Board of Directors then in office. In addition to any requirements of the General Corporation Law (and notwithstanding the fact that a lesser percentage may be specified by the General Corporation Law), any adoption, amendment, alteration, change or repeal of any Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the combined voting power of all of the shares of all classes of capital stock of the Corporation then entitled to vote generally in the election of directors.
ARTICLE XI
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate. Except as may be provided in a resolution or resolutions providing for any class of Preferred Stock pursuant to Article IV hereof and which relate to such class of Preferred Stock and except as provided in Article IV hereof, any such amendment, alteration, change or repeal shall require the affirmative vote of both (a) a majority of the members of the Board of Directors then in office and (b) a majority of the combined voting power of all of the shares of all classes of capital stock of the Corporation then entitled to vote generally in the election of directors.

By a vote of the majority of the Board of Directors then in office, the Board may adopt a resolution providing that at any time prior to the filing of the amendment with the Secretary of State, notwithstanding authorization of the proposed amendment by the stockholders, the Board of Directors may abandon such proposed amendment without further action by the stockholders.

Notwithstanding anything contained in this Certificate to the contrary, the affirmative vote of the holders of at least seventy-five percent (75%) of the combined voting power of all of the shares of all classes of capital stock of the Corporation then entitled to vote shall be required to amend, repeal or adopt any provision inconsistent with Article V herein.

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